FILED PURSUANT TO RULE 424(B)(3)

File Number 333-137605

EDUCATION MANAGEMENT LLC

SUPPLEMENT NO. 6 TO

MARKET-MAKING PROSPECTUS DATED

JANUARY 29, 2007

THE DATE OF THIS SUPPLEMENT IS JULY 5, 2007

ON JULY 5, 2007, EDUCATION MANAGEMENT LLC FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED JUNE 28, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 28, 2007

EDUCATION MANAGEMENT LLC

(Exact name of registrant as specified in its charter)

Delaware	333-137605	20-4506022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue Pittsburgh, Pennsylvania	15222
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 562-0900

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 28, 2007, Education Management Corporation (the “Parent”) entered into Amendment No. 3 to the Education Management Corporation 2006 Stock Option Plan (the “Plan”). The amendment increases the number of shares of the Parent’s common stock (“Common Stock”) available to grant stock options under the Plan to 1,845,171. A copy of Amendment No. 3 to the Plan is attached as Exhibit 10.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 28, 2007, the Parent entered into a letter agreement (the “Letter Agreement”) with John R. McKernan, Jr. which modified the terms of the employment agreement dated as of June 1, 2006 between the Parent and Mr. McKernan, as amended (the “Employment Agreement”). Under the terms of the Letter Agreement, the parties agreed that they would treat the “Transition Event” (as defined in the Employment Agreement) which occurred upon Todd S. Nelson’s appointment as Chief Executive Officer of the Parent and Education Management LLC (the “Registrant”) as if it occurred as of December 31, 2007 for purposes of Mr. McKernan’s salary and bonus adjustments, option forfeitures, and hours worked on behalf of the Parent and the Registrant. A copy of the Letter Agreement is attached as Exhibit 10.02.

Item 9.01	Financial Statements and Exhibits

a)	Not Applicable

b)	Not Applicable

c)	Exhibits. The following exhibit is included with this report:

Exhibit No.	Description
10.01	Amendment No. 3 to Education Management Corporation 2006 Stock Option Plan.

10.02	Letter Agreement dated June 28, 2007 between Education Management Corporation and John R. McKernan, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2007	EDUCATION MANAGEMENT LLC

	By:	/s/ J. Devitt Kramer
J. Devitt Kramer
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.01	Amendment No. 3 to Education Management Corporation 2006 Stock Option Plan.

10.02	Letter Agreement dated June 28, 2007 between Education Management Corporation and John R. McKernan, Jr.